Exhibit 23.1 - Consent of Cherry Bekaert LLP

[Letterhead of Cherry Bekaert LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in the Registration Statement (No. 333-132623) on Form S-8 of First South Bancorp, Inc. of our report dated June 29, 2017, relating to the Statements of Net Assets Available for Benefits of First South Bank Employees' Savings & Profit Sharing Plan and Trust as of December 31, 2016 and 2015, and the related Statements of Changes in Net Assets Available for Benefits for the years then ended, which report appears in the December 31, 2016, Annual Report on Form 11-K of the First South Bank Employees' Savings & Profit Sharing Plan and Trust.

/s/ CHERRY BEAKERT LLP

Raleigh, North Carolina

June 29, 2017